SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential,  for  Use  of the  Commission  Only  (as  Permitted  by  Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Solicitation Material Pursuant to Rule 14a-11(c) or rule 14a-12

                           Hemispherx Biopharma, Inc.
                           --------------------------
                (Name of Registrant as Specified in its Charter)

    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

                           HEMISPHERX BIOPHARMA, INC.
                               1617 JFK Boulevard
                        Philadelphia, Pennsylvania 19103

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 20, 2006

To the Stockholders of Hemispherx Biopharma, Inc.:

         You are cordially invited to attend the Annual Meeting of Stockholders of Hemispherx Biopharma, Inc. ("Hemispherx"), a Delaware corporation, to be held at the Embassy Suites, 1776 Benjamin Franklin Parkway, Philadelphia Pennsylvania 19103, on Wednesday, September 20, 2006, at 10:00 a.m. local time, for the following purposes:

                  1. To elect six members to the Board of Directors of Hemispherx to serve until their respective successors are elected and qualified;

                  2. To ratify the selection by Hemispherx's audit committee of BDO Seidman, LLP, independent registered public accountants, to audit the financial statements of Hemispherx for the year ending December 31, 2006;

                  3. To amend Hemispherx's certificate of incorporation to increase the number of authorized shares of Hemispherx common stock from 100,000,000 to 200,000,000.

                  4. To approve the issuance of our common stock to comply with AMEX company guide section 713;

                  5. To transact such other matters as may properly come before the meeting or any adjournment thereof.

         Only stockholders of record at the close of business on July 28, 2006 are entitled to notice of and to vote at the meeting.

         A proxy statement and proxy are enclosed. If you are unable to attend the meeting in person you are urged to sign, date and return the enclosed proxy promptly in the self addressed stamped envelope provided. If you attend the meeting in person, you may withdraw your proxy and vote your shares. We have also enclosed our annual report for the fiscal year ended December 31, 2005.

                                         By Order of the Board
                                         of Directors

                                         s\Ransom W. Etheridge, Secretary
Philadelphia, Pennsylvania
August 4, 2006

          -----------------------------------------------------------
                             YOUR VOTE IS IMPORTANT

                    We urge you to promptly vote your shares
                  by completing, signing, dating and returning
                    your proxy card in the enclosed envelope.
          -----------------------------------------------------------

                                 PROXY STATEMENT

                           HEMISPHERX BIOPHARMA, INC.
                               1617 JFK Boulevard
                        Philadelphia, Pennsylvania 19103

                                  INTRODUCTION

         This proxy statement is furnished in connection with the solicitation of proxies for use at the annual meeting of stockholders of Hemispherx
Biopharma, Inc. ("Hemispherx" or the "Company") to be held on Wednesday, September 20, 2006, and at any adjournments. The accompanying proxy is solicited by the Board of Directors of Hemispherx and is revocable by the stockholder by notifying Hemispherx's Corporate Secretary at any time before it is voted, or by voting in person at the annual meeting. This proxy statement and accompanying proxy are being distributed to stockholders beginning on or about August 4, 2006. The principal executive offices of Hemispherx are located at 1617 JFK Boulevard, Philadelphia, Pennsylvania 19103, telephone (215) 988-0080.

                      OUTSTANDING SHARES AND VOTING RIGHTS

RECORD DATE; OUTSTANDING SHARES

         Only stockholders of record at the close of business on July 28, 2006, the record date, are entitled to receive notice of, and vote at the annual meeting. As of the record date, the number and class of stock outstanding and entitled to vote at the meeting was 62,581,122 shares of common stock, par value $.001 per share. Each share of common stock is entitled to one vote on all matters. No other class of securities will be entitled to vote at the meeting. There are no cumulative voting rights.

         The six nominees receiving the highest number of votes cast by the holders of common stock represented and voting at the meeting will be elected as Hemispherx's directors and constitute the entire Board of directors of Hemispherx. The affirmative vote of at least a majority of the shares represented and voting at the annual meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum) is necessary for approval of Proposal No. 2 and Proposal No. 4. The affirmative vote of at least a majority of the outstanding shares entitled to vote at the annual meeting at which a quorum is present is necessary for approval of Proposal No. 3.

REVOCABILITY OF PROXIES

         If you attend the meeting, you may vote in person, regardless of whether you have submitted a proxy. Any person giving a proxy in the form accompanying this proxy statement has the power to revoke it at any time before it is voted. It may be revoked by filing, with the corporate secretary of
Hemispherx at its principal offices, 1617 JFK Boulevard, Suite 660, Philadelphia, PA 19103, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person.

VOTING AND SOLICITATION

         Every stockholder of record is entitled, for each share held, to one vote on each proposal or item that comes before the meeting. There are no cumulative voting rights. By submitting your proxy, you authorize William A. Carter and Ransom W. Etheridge and each of them to represent you and vote your shares at the meeting in accordance with your instructions. Messrs. Carter and Etheridge and each of them may also vote your shares to adjourn the meeting from time to time and will be authorized to vote your shares at any adjournment or postponement of the meeting.

         Hemispherx has borne the cost of preparing, assembling and mailing this proxy solicitation material. The total cost estimated to be spent and the total expenditures to date for, in furtherance of, or in connection with the solicitation of stockholders is approximately $40,000. Hemispherx may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding soliciting materials to beneficial owners. Proxies may be solicited by certain of Hemispherx's directors, officers and employees, without additional compensation, personally, by telephone or by facsimile.

         We have hired the firm of MacKenzie Partners, Inc. to assist in the solicitation of proxies on behalf of the Board of Directors. MacKenzie has agreed to perform this service for a proposed fee of $5,000 plus out-of-pocket expenses.

ADJOURNED MEETING

         The chair of the meeting may adjourn the meeting from time to time to reconvene at the same or some other time, date and place. Notice need not be given of any such adjournment meeting if the time, date and place thereof are announced at the meeting at which the adjournment is taken. If the time, date and place of the adjournment meeting are not announced at the meeting which the adjournment is taken, then the Secretary of the Company shall give written notice of the time, date and place of the adjournment meeting not less than ten
(10) days prior to the date of the adjournment meeting. Notice of the adjournment meeting also shall be given if the meeting is adjourned in a single adjournment to a date more than 30 days or in successive adjournments to a date more than 120 days after the original date fixed for the meeting.

TABULATION OF VOTES

         The votes will be tabulated and certified by Hemispherx's transfer agent.

VOTING BY STREET NAME HOLDERS

         If you are the beneficial owner of shares held in "street name" by a broker, the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker, the broker will nevertheless be entitled to vote the shares with respect to "discretionary" items but will not be permitted to vote the shares with respect to "non-discretionary" items (in which case, the shares will be treated as "broker non-votes").

QUORUM; ABSTENTIONS; BROKER NON-VOTES

         The required quorum for the transaction of business at the annual meeting is a majority of the shares of common stock entitled to vote at the annual meeting, in person or by proxy. Shares that are voted "FOR," "AGAINST" or "WITHHELD FROM" a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares represented and voting the votes cast at the annual meeting with respect to such matter.

         While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, Hemispherx believes that abstentions should be counted for purposes of determining both: (i) the presence or absence of a quorum for the transaction of business; and (ii) the total number of votes cast with respect to a proposal (other than the election of directors). In the absence of controlling precedent to the contrary, Hemispherx intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal (other than the election of directors).

Under current Delaware case law, while broker non-votes (see "Voting By Street Name Holders" above) should be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of votes cast with respect to the particular proposal on which the broker has expressly not voted. Hemispherx intends to treat broker non-votes in this manner. Thus, a broker non-vote will make a quorum more readily obtainable, but the broker non-vote will not otherwise affect the outcome of the voting on a proposal.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

         Proposals of stockholders to be considered for inclusion in the Proxy Statement and proxy card for the 2007 Annual Meeting of Stockholders must be received by the Company's Secretary, at Hemispherx Biopharma, Inc., 1617 JFK Boulevard, Philadelphia, PA 19103 no later than January 13, 2007.

         Pursuant to the Company's Restated and Amended Bylaws all stockholder proposals may be brought before an annual meeting of stockholders only upon timely notice thereof in writing having been given the Secretary of the Company. To be timely, a stockholder's notice, for all stockholder proposals other than the nomination of candidates for director, shall be delivered to the Secretary at the principal executive offices of the Company not less than sixty (60) nor more than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, the stockholder's notice in order to be timely must be so received not later than the close of business on the tenth
(10th) day following the day on which such notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs. To be timely, a stockholder's notice, with respect to a stockholder proposal for nomination of candidates for director, shall be delivered to the Secretary at the principal executive offices of the Company not less than ninety (90) nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, the stockholder's notice in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs. Provided, however, in the event that the stockholder proposal relates to the nomination of candidates for director and the number of directors to be elected to the Board of Directors of the Company at an annual meeting is increased and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased Board of Directors at least one hundred days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Company not later than the close of business on the tenth day following the day on which such public announcement is first made by the Company. All stockholder proposals must contain all of the information required under the Company's Bylaws, a copy of which is available upon written request, at no charge, from the Secretary. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

                      INFORMATION CONCERNING BOARD MEETINGS

         The Board of Directors is responsible for the management and direction of Hemispherx and for establishing broad corporate policies. A primary responsibility of the Board is to provide effective governance over the Company's affairs for the benefit of its stockholders. In all actions taken by the Board, the Directors are expected to exercise their business judgment in what they reasonably believe to be the best interests of the Company. In discharging that obligation, Directors may rely on the honesty and integrity of the Company's senior executives and its outside advisors and auditors.

         The Board of Directors and various committees of the Board meet periodically throughout the year to receive and discuss operating and financial reports presented by the chief executive officer, the chief operating officer and chief financial officer as well as reports by experts and other advisors. Corporate review sessions are also offered to Directors to help familiarize them with Hemispherx's technology and operations. Members of the Board are encouraged to attend Board meetings in person, unless the meeting is held by teleconference. The Board held four meetings in 2005. All directors attended all of these meetings. Directors are expected to attend the Annual Meeting absent unusual circumstances, although Hemispherx has no formal policy on the matter. All of the Directors attended the 2005 Annual Meeting.

         In 2005, the non-employee members of the Board of Directors met two times in executive session, i.e. with no employee Directors or management personnel present. In April 2005, Richard Piani was appointed the Lead Director to preside over future meetings. Interested persons may contact the Lead Director or the non-employee Directors by sending written comments through the Office of the Secretary of the Company. The Office will either forward the original materials as addressed or provide Directors with summaries of the submissions, with the originals available for review at the Directors' request.

                 INFORMATION CONCERNING COMMITTEES OF THE BOARD

         The Board of Directors maintains the following committees:

Executive Committee.

         The Executive Committee is composed of William A. Carter, Chief Executive Officer, Ransom W. Etheridge, Secretary and director, and Steven D. Spence, director. Mr. Spence was appointed to the Committee in April 2005. The Executive Committee had two meetings in 2005. All committee members attended these meetings. The Committee assists the Board by making recommendations to management regarding general business matters of Hemispherx.

Compensation Committee.

         The Compensation Committee is composed of Dr. William Mitchell, director, Richard C. Piani, director, and Dr. Iraj-Eqhbal Kiani, director. Dr. Kiani was appointed to the Committee in April 2005. The Compensation Committee makes recommendations concerning salaries and compensation for officers, employees of and consultants to Hemispherx. This committee met twice in 2005 and all committee members were in attendance

Corporate Governance and Nomination Committee.

         In 2005, the Corporate Governance and Nomination Committee had one meeting and all members were present.

         The Corporate Governance and Nomination Committee consists of Dr. William Mitchell, Committee Chair, Richard Piani and Steven Spence. All of the members of the Committee meet the independence standards contained within the AMEX Company Guide and the Hemispherx Corporate Governance Guidelines. The full text of the Corporate Governance and Nomination Committee Charter as well as the Corporate Governance Guidelines, as approved by the Board, are available on our website: www.hemispherx.net.

         As discussed below, the Committee is responsible for recommending candidates to be nominated by the Board for election by the stockholders or to be appointed by the Board of Directors to fill vacancies consistent with the criteria approved by the Board. It also is responsible for periodically assessing Hemispherx's Corporate Governance Guidelines and making recommendations to the Board for amendments, recommending to the Board the compensation of Directors, taking a leadership role in shaping corporate governance, and overseeing an annual evaluation of the Board.

         The Corporate Governance and Nomination Committee is responsible for identifying candidates who are eligible under the qualification standards set forth in Hemispherx's Corporate Governance Guidelines to serve as members of the Board. The Hemispherx qualification standards, inter alia, provide that no memember of the board of directors may serve on more than six public company boards and that no member of the board of directors who also serves as a Chief Executive Officer of a public company may serve on more than three public company boards. The Committee is authorized to retain search firms and other consultants to assist it in identifying candidates and fulfilling its other duties. The Committee is not limited to any specific process in identifying candidates and will consider candidates suggested by stockholders. Candidates are recommended to the Board after consultation with the Chairman of the Board. In recommending Board candidates, the Committee considers a candidate's: (1) general understanding of elements relevant to the success of a large publicly traded company in the current business environment, (2) understanding of Hemispherx's business, and (3) educational and professional background. The Committee also gives consideration to a candidate's judgment, competence, anticipated participation in Board activities, experience, geographic location and special talents or personal attributes. Stockholders who wish to suggest qualified candidates should write to the Corporate Secretary, Hemispherx Biopharma, Inc., 1617 JKF Blvd., Ste. 660, Philadelphia, PA 19103, stating in detail the qualifications of such persons for consideration by the Committee.

         The Company aspires to the highest standards of ethical conduct; reporting results with accuracy and transparency; and maintaining full compliance with the laws, rules and regulations that govern the Company's business. Hemispherx's Corporate Governance Guidelines embody many of our policies and procedures which are the foundation of our commitment to best practices. The guidelines are reviewed annually, and revised as necessary to continue to reflect best practices.

Audit Committee and Audit Committee Expert.

         Hemispherx's Audit Committee of the Board of Directors consists of Steven Spence, Committee Chairman, William Mitchell, M.D. and Richard Piani. Mr. Spence, Dr. Mitchell, and Mr. Piani are all determined by the Board of Directors to be independent directors as required under Section 121B(2)(a) of the AMEX Company Guide. Mr. Spence serves as the financial expert as defined in Securities and Exchange Commission rules on the committee. Hemispherx believes Mr. Spence, Dr. Mitchell, and Mr. Piani to be independent of management and free of any relationship that would interfere with their exercise of independent judgment as members of this committee. The principal functions of the Audit Committee are to (i) assist the Board in fulfilling its oversight responsibility relating to the annual independent audit of Hemispherx's consolidated financial statements and internal control over financial reporting, the engagement of the independent registered public accounting firm and the evaluation of the independent registered public accounting firm's qualifications, independence and performance (ii) prepare the reports or statements as may be required by AMEX or the securities laws, (iii) assist the Board in fulfilling its oversight responsibility relating to the integrity of Hemispherx's financial statements and financial reporting process and Hemispherx's system of internal accounting and financial controls, (iv) discuss the financial statements and reports with management, including any significant adjustments, management judgments and estimates, new accounting policies and disagreements with management, and (vi) review disclosures by independent accountants concerning relationships with Hemispherx and the performance of Hemispherx's independent accountants.

Audit Committee Report.

         The primary responsibility of the Audit Committee (the "Committee") is to assist the Board of Directors in discharging its oversight responsibilities with respect to financial matters and compliance with laws and regulations. The primary methods used by the Committee to fulfill its responsibility with respect to financial matters are:

         o To appoint, evaluate, and, as the Committee may deem appropriate, terminate and replace the Company's independent registered public accountants;

         o To monitor the independence of the Company's independent registered public accountants;

         o  To  determine  the   compensation   of  the  Company's   independent
            registered public accountants;

         o To pre-approve any audit services, and any non-audit services permitted under applicable law, to be performed by the Company's independent registered public accountants;

         o To review the Company's risk exposures, the adequacy of related controls and policies with respect to risk assessment and risk management;

         o To monitor the integrity of the Company's financial reporting processes and systems of control regarding finance, accounting, legal compliance and information systems;

         o  To facilitate and maintain an open avenue of communication among the
            Board  of  Directors,   management  and  the  Company's  independent
            auditors.

         The Audit Committee is composed of three Directors, and the Board has determined that each of those Directors is independent as that term is defined in Sections 121(B)(2)(a) of the American Stock Exchange Company Guide.

         The Committee met four times in 2005. All committee members were present at the meetings.

         In discharging its responsibilities relating to internal controls, accounting and financial reporting policies and auditing practices, the Committee discussed with the Company's independent registered public accountants, BDO Seidman, LLP, the overall scope and process for its audit. The Committee regularly meets with BDO Seidman, LLP, with and without management present, to discuss the results of its examinations, the evaluations of our internal controls and the overall quality of the Company's financial reporting.

         The Committee has discussed with BDO Seidman, LLP its judgments about the quality, in addition to the acceptability, of the Company's accounting principles as applied in the Company's financial reporting, as required by Statement on Auditing Standards No. 90 "Communications with Audit Committees."

         The Committee also has received the written disclosures and a letter from BDO Seidman, LLP that is required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with BDO Seidman, LLP their independence.

         During the preparation of the Company's annual report on Form 10-K/A for the fiscal year ended December 31, 2005, after discussions with BDO Seidman, LLP, the Company's Independent Registered Public Accounting Firm, and after doing additional analysis on guidance set forth in EITF 00-27: Application of Issue No. 98-5 to Certain Convertible Instruments ("EITF 00-27"), it was determined that the interpretation of the accounting guidelines under EITF 00-27 applied to the original recording(2003 through July 2004) of the Company's convertible debentures that contained embedded conversion features related valuation of common stock warrants, investment banking fees incurred with regard to the issuance of the convertible debentures, and subsequent conversion and price resets, was not correctly applied, reflecting material weaknesses in the Company's internal control. As a result, the Committee determined that certain previously issued Forms 10-Q and Forms 10-K should not be relied on. Accordingly, the Company re-stated it's historical financial statements from 2003 through 2005, and it's annual financial statements for the years ended December 31, 2003 and 2004. These restated financials are included in the Company's 2005 Form 10-K/A-2.

         The Company has taken, and plans to take, additional steps to enhance controls over the "financial statement close and disclosure" process and to remediate the material weakness concerning its accounting for the convertible debentures that contained embedded conversion feature, related valuation of common stock warrants, investment banking fees incurred with regard to the issuance of the convertible debentures, and the subsequent conversion and price resets.

         The Committee has met and held discussions with management. The Committee has reviewed and discussed with management Hemispherx's audited consolidated financial statements as of and for the fiscal year ended December 31, 2004 as restated and the audited consolidated financial statements as of and for the fiscal year ended December 31, 2005, as restated, as well as the internal control requirements of the Sarbanes-Oxley.

         Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Company's amended Annual Report for the year ended December 31, 2005.

         This report is respectfully submitted by the members of the Audit Committee of the Board of Directors.

                           Steven D. Spence , Chairman
                               William M. Mitchell
                                Richard C. Piani

Strategic Planning Committee.

         The Strategic Planning Committee is composed of William A. Carter, Richard C. Piani, and Ransom W. Etheridge. The Committee met two time in 2005 and all committee members were in attendance. The Strategic Planning Committee makes recommendations to the Board of Directors of priorities in the application of Hemispherx's financial assets and human resources in the fields of research, marketing and manufacturing. The Strategic Planning Committee has engaged a number of leading consultants in healthcare, drug development and pharmaeconomics to assist in the analysis of various products being developed and/or potential acquisitions being considered by Hemispherx.

Lead Director

In February 2006, the Company re-appointed Richard Piani as lead director. Mr. Piani has been a director of the Company Since 1995. The lead director: (i) presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent Directors; (ii) serves as liaison between the Chairman and the independent Directors; (iii) approves information sent to the Board; (iv) approves meeting agendas for the Board; (v) approves meeting schedules to assure that there is sufficient time for discussion of all agenda items; (vi) has the authority to call meetings of the independent Directors; and (vii) if requested by major shareholders, ensure that he is available for consultation and direct communication.

Code of Ethics and Business Conduct

Hemispherx's Board of Directors adopted a code of ethics and business conduct for officers, directors and employees that went into effect on May 19, 2003. This code has been presented and reviewed by each officer, director and employee. You may obtain a copy of this code by visiting our web site at www.hemispherx.net or by written request to our Office Administrator at 1617 JFK Boulevard, Suite 660, Philadelphia, PA 19103. Our Board of Directors is required to approve any waivers of the code of ethics and business conduct for Directors or executive officers and we are required to disclose any such waiver in a Current Report on Form 8-K within four business days.

Stock Ownership Guidelines

         In April 2005, the Board of Directors adopted a set of stock ownership guidelines for Directors and officers. The Board believes that Directors and officers more effectively represent the interest of Hemispherx's shareholders if they are shareholders themselves. At this time, all of our Directors and officers are shareholders and this guideline was adopted to assure that the present Directors and officers continue to participate as well as future Directors and officers. The full text of the Stock Ownership Guidelines, as approved by the Board, are available on our website: www.hemispherx.net.

Communication with the Board of Directors

         Interested parties wishing to contact the Board of Directors of the Company may do so by writing to the following address: Board of Directors, c/o Ransom W. Etheridge, Director, Corporate Secretary and General Counsel, 2610 Potters Rd., Virginia Beach, VA 23452. All letters received will be categorized and processed by the Corporate Secretary and then forwarded to the Company's Board or Directors.

Director Attendance at Annual Meetings of Shareholders

         Directors are encouraged, but not required, to attend the Annual Meeting of Stockholders. At the 2005 Annual Meeting, six of the six sitting Directors were in attendance.

                    INFORMATION CONCERNING EXECUTIVE OFFICERS

         The following sets forth biographical information about Hemispherx's executive officers and key personnel:

Name                              Age    Position

William A. Carter, M.D.            68    Chairman and Chief Executive Officer

R. Douglas Hulse                   62    President

Robert E. Peterson                 69    Chief Financial Officer

David R. Strayer, M.D.             60    Medical Director, Regulatory Affairs

Mei-June Liao, Ph.D.               55    Vice President of Regulatory Affairs,
                                         Quality Control and Research and
                                         Development

Robert Hansen                      62    Vice President of Manufacturing

Carol A. Smith, Ph.D.              56    Director of Process Development

Ransom W. Etheridge                67    Secretary and General Counsel

         For biographical  information about William A. Carter,  M.D. and Ransom
W. Etheridge, please see the discussion under the heading "Proposal No. 1 Election of Directors" below.

         R. DOUGLAS HULSE was appointed our President and Chief Operating Officer in February 2005. Mr. Hulse has been an executive director at The Sage Group, Inc., an international organization providing senior level strategic management services to the biotechnology and pharmaceutical sector, since 1995. Mr. Hulse is a Phi Beta Kappa graduate of Princeton University with a cum laude degree in chemistry and the holder of S.M. Degrees in both Management and Chemical Engineering from M.I.T., he previously served as our Chief Operating Officer in 1996 and 1997. Mr. Hulse devotes approximately 40 to 50% of his time to our business.

         ROBERT E. PETERSON has served as our Chief Financial Officer since April, 1993 and served as an Independent Financial Advisor to us from 1989 to April, 1993. Also, Mr. Peterson has served as Vice President of the Omni Group, Inc., a business consulting group based in Tulsa, Oklahoma since 1985. From 1971 to 1984, Mr. Peterson worked for PepsiCo, Inc. and served in various financial management positions including Vice President and Chief Financial Officer of PepsiCo Foods International and PepsiCo Transportation, Inc. Mr. Peterson is a graduate of Eastern New Mexico University.

         DAVID R. STRAYER, M.D. who served as Professor of Medicine at the Medical College of Pennsylvania and Hahnemann University, has acted as our Medical Director since 1986. He is Board Certified in Medical Oncology and Internal Medicine with research interests in the fields of cancer and immune system disorders. Dr. Strayer has served as principal investigator in studies funded by the Leukemia Society of America, the American Cancer Society, and the National Institutes of Health. Dr. Strayer attended the School of Medicine at the University of California at Los Angeles where he received his M.D. in 1972.

         MEI-JUNE LIAO, Ph.D. has served as Vice President of Regulatory Affairs, Quality and Research & Development since October 2003 and as Vice President of Research & Development since March 2003 with responsibilities for the regulatory, quality control and product development of Alferon(R). Before the acquisition of certain assets of ISI, Dr. Liao was Vice President of Research and Development from 1995 to 2003 and held senior positions in the Research and Development Department of ISI from 1983 to 1994. Dr. Liao received her Ph.D. from Yale University in 1980 and completed a three year postdoctoral appointment at the Massachusetts Institute of Technology under the direction of Nobel Laureate in Medicine, Professor H. Gobind Khorana. Dr. Liao has authored many scientific publications and invention disclosures.

         ROBERT HANSEN joined us as Vice President of Manufacturing in 2003 upon the acquisition of certain assets of ISI. He is responsible for the manufacture of Alferon N(R). Mr. Hansen had been Vice President of Manufacturing for ISI since 1997, and served in various capacities in manufacturing since joining ISI in 1987. He has a B.S. degree in Chemical Engineering from Columbia University in 1966.

         CAROL A. SMITH, Ph.D. is Director of Process Development and has served as our Director of Manufacturing and Process Development since April 1995, as Director of Operations since 1993 and as the Manager of Quality Control from 1991 to 1993, with responsibility for the manufacture, control and chemistry of Ampligen(R). Dr. Smith was Scientist/Quality Assurance Officer for Virotech International, Inc. from 1989 to 1991 and Director of the Reverse Transcriptase and Interferon Laboratories and a Clinical Monitor for Life Sciences, Inc. from 1983 to 1989. She received her Ph.D. from the University of South Florida College of Medicine in 1980 and was an NIH post-doctoral fellow at the Pennsylvania State University College of Medicine.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         We have employment agreements with certain of our executive officers and have granted such officers and directors options and warrants to purchase our common stock, as discussed under the headings "Executive Compensation" and "Principal Stockholders" below.

         Ransom W. Etheridge, our Secretary, General Counsel and one of our directors, is an attorney in private practice, who renders corporate legal services to us from time to time, for which he has received fees totaling $88,000 in 2005. In addition, Mr. Etheridge serves on the Board of Directors for which he received Director's Fees of cash and stock valued at $100,000 in 2005. We loaned $60,000 to Ransom W. Etheridge in November, 2001 for the purpose of exercising 15,000 class A redeemable warrants. This loan bore interest at 6% per annum. This loan was granted prior to the enactment of the Sarbanes Oxley Act of 2002 prohibiting such transactions. In lieu of granting Mr. Etheridge a bonus for outstanding legal work performed on behalf of the Company, the Board of Directors forgave the loan and accrued interest on February 24, 2006.

         We paid Retreat House,  LLC, an entity in which the children of William
A. Carter have a beneficial interest, $54,400 for the use of it's retreat property at various times in 2005.

         We have engaged the Sage Group, Inc., a health care, technology oriented, strategy and transaction advisory firm, to assist us in obtaining a strategic alliance in Japan for the use of Ampligen(R) in treating Chronic Fatigue Syndrome (CFS) and Avian Flu. R. Douglas Hulse, our President and Chief Operating Officer, is a member and an executive director of The Sage Group, Inc. Please see "Employment and Change in Control Agreements" in "Executive Compensation" below for more information.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Exchange Act requires our officers and Directors, and persons who own more than ten percent of a registered class of equity securities, to file reports with the Securities and Exchange Commission reflecting their initial position of ownership on Form 3 and changes in ownership on Form 4 or Form 5. Based solely on a review of the copies of such Forms received by us, we believe that, during the fiscal year ended December 31, 2005, all of our officers, Directors and ten percent stockholders complied with all applicable Section 16(a) filing requirements on a timely basis.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

         The summary compensation table below sets forth the aggregate compensation paid or accrued by us for the fiscal years ended December 31, 2005, 2004 and 2003 to (i) our Chief Executive Officer and (ii) our five most highly paid executive officers other than the CEO who were serving as executive officers at the end of the last completed fiscal year and whose total annual salary and bonus exceeded $100,000 (collectively, the "Named Executives").

                                                    EXECUTIVE COMPENSATION

                                                  SUMMARY COMPENSATION TABLE
                                                  --------------------------

                                                                            Restricted      Warrants & Options        All Other
     Name and Principal Position           Year         Salary ($)         Stock Awards           Awards           Compensation (1)
--------------------------------------------------------------------------------------------------------------- -------------------
William A. Carter                          2005             (2) 623,330        --                (3)   645,000          $44,443
  Chairman of the Board                    2004             (2) 605,175        --                (4)   320,000           32,003
  and CEO                                  2003             (2) 582,461        --                (5) 1,450,000           28,375

R. Douglas Hulse                           2005            (6) $110,000        --                  (6) 250,000               --
President and COO                          2004                      --        --                           --               --
                                           2003                      --        --                           --               --

Robert E. Peterson                         2005             (7) 253,350        --                  (8) 110,000               --
  Chief Financial Officer                  2004             (7) 221,242        --                  (9)  63,824               --
                                           2003             (7) 193,816        --                           --               --

David R. Strayer, M.D.                     2005            (10) 207,304        --                (11)   10,000               --
  Medical Director                         2004                 180,394        --                (12)   10,000               --
                                           2003                 190,096        --                           --               --

Carol A. Smith, Ph.D.                      2005                 138,697        --                (11)   10,000               --
  Director of                              2004                 134,658        --                (12)   10,000               --
  Process Development                      2003                 140,576        --                           --               --

Mei-June Liao, Ph.D.,                      2005                 153,470        --                (11)   10,000               --
  V.P. of QualityControl                   2004                 149,000        --                (12)   10,000               --
                                           2003            (13) 100,575        --                           --               --

Robert Hansen                              2005                 135,968        --                (11)   10,000               --
  V.P. of Manufacturing                    2004                 132,000        --                (12)   10,000               --
                                           2003            (13) 104,500        --                           --               --

----------

(1) Consists of insurance premiums paid by us with respect to term life and disability insurance for the benefit of the named executive officer.

(2)   Includes bonuses of $99,481, $121,035 and $124,666 in 2003, 2004 and 2005,
      respectively.

(3) Consists of stock option grants to a) acquire 100,000 shares at $1.75 per share, b) acquire 10,000 shares at $2.61 per share, c) acquire 70,000 shares at $2.87 and d) to acquire 465,000 shares at $1.86. In 2005, Dr. Carter had 535,000 previously issued options expire.

(4) Consist of a stock option grant of 320,000 shares exercisable at $2.60 per share.

(5)   Represents   warrants  to  purchase   1,450,000  shares  of  common  stock
      exercisable at $2.20 per share.

(6)   Reflects  compensation  beginning  February 2005.  Stock options issued to
      Sage  Healthcare  Advisors,   LLC,  pursuant  to  Mr.  Hulse's  employment
      agreement. Mr. Hulse has direct interest in 41,667 of these options.

(7) 2003 includes a bonus of $37,830, 2004 includes a bonus of $44,248 and 2005 includes a bonus of $50,670.

(8) Reflects options to purchase 100,000 shares of Common Stock at $1.75 and 10,000 shares at $2.61 per share.

(9) Consist of stock option grant of 50,000 shares exercisable at $3.44 per share and 13,824 stock options to purchase common stock at $2.60 per share.

(10)  Includes a bonus of $30,000.

(11)  Consists of stock options exercisable at $2.61 per share.

(12)  Consists of stock option grant exercisable at $1.90 per share.

(13)  Compensation from March 2005. Employed by ISI prior to that.

         The following table sets forth certain information regarding stock options and warrants granted during 2005 to the executive officers named in the Summary Compensation Table.

                              Individual Grants
----------------------------------------------------------------------------------------------------------------------------
                         Number Of        Percentage Of                                       Potential Realizable Value At
                        Securities       Total Options/                                        Assumed Rates Of Stock Price
                        Underlying      Warrants Granted                                     Appreciation For Options/Warrant
                         Options/       To Employees In       Exercise                                    Term
                         Warrants         Fiscal Year         Price Per   Expiration         -------------------------------
   Name                  Granted            2005(1)           Share (2)      Date                5% (3)            10%(3)
----------------------------------------------------------------------------------------------------------------------------
Carter, W.A.                  100,000             47.6           $1.75       4/26/15               $63,345          $126,690
                               70,000                             2.87       12/9/15
                               10,000                             2.61       12/8/15
                              465,000                             1.86        7/1/11

Hulse, R.D.(4)                250,000             18.5           $1.55       2/14/15                20,000            40,000

Peterson, R.                  100,000              8.1           $1.75       4/26/15                10,055            20,110
                               10,000                            $2.61       12/8/15

Strayer, D.                    10,000                *           $2.61       12/8/15                 1,300             2,600

Smith, C.                      10,000                *           $2.61       12/8/15                 1,300             2,600

Liao, M.                       10,000                *           $2.61       12/8/15                 1,300             2,600

Hansen, R.                     10,000                *           $2.61       12/8/15                 1,300             2,600
----------------------------------------------------------------------------------------------------------------------------

(1) Total stock options and warrants issued to employees in 2005 were 1,352,600.

(2) The exercise price is equal to the closing price of our common stock at the date of issuance.

(3) Potential realizable value is based on an assumption that the market price of the common stock appreciates at the stated rates compounded annually, from the date of grant until the end of the respective option term. These values are calculated based on requirements promulgated by the Securities and Exchange Commission and do not reflect our estimate of future stock price appreciation.

(4)   Reflects  compensation  beginning  February 2005.  Stock options issued to
      Sage  Healthcare  Advisors,   LLC,  pursuant  to  Mr.  Hulse's  employment
      agreement. Mr. Hulse has direct interest in 41,567 of these options.

The following table sets forth certain information regarding the stock options and warrants held as of December 31, 2005 by the individuals named in the above Summary Compensation Table.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                    AND FISCAL YEAR-END OPTION/WARRANT VALUE
                    ----------------------------------------

                                                        Securities Underlying                  Value of Unexercised
                                                        Unexercised Warrants/Options           In-the-Money-Option/Warrant At
                                                        at Fiscal Year End Numbers             Fiscal Year End (1)
                                                                                               Dollars

Name                    Shares         Value            Exercisable          Unexercisable     Exercisable       Unexercisable
                        Acquired on    Realized ($)
                        Exercise (#)
--------------------------------------------------------------------------------------------------------------------------------
William Carter               --            --            5,515,378 (2)         257,500 (3)         $313,650              $42,500

Robert Peterson              --            --              567,574 (4)          10,000 (5)           76,000                   --

David Strayer                --            --              137,500 (6)          12,500 (7)            9,850                1,350

Carol Smith                  --            --               49,291 (8)          12,500 (7)            4,750                1,350

Mei-June Liao                --            --                7,500 (9)          12,500 (7)            1,350                1,350

Robert Hansen                --            --                7,500 (9)          12,500 (7)            1,350                1,350

----------
(1) Computation based on $2.17, the December 31, 2005 closing bid price for the common stock on the American Stock Exchange.

(2) Includes shares issuable upon the exercise of (i) warrants issued in 2001 to purchase 376,650 shares of common stock consisting of 188,325 exercisable at $6.00 per share and 188,325 exercisable at $9.00 per share, all of which expired on February 22, 2006; (ii) stock options issued in 2001 to purchase 10,000 shares of common stock at $4.03 per share expiring January 3, 2011; (iii) warrants issued in 2002 to purchase 750,000 shares of common stock exercisable at $2.00 per share expiring on August 7, 2007;
      (iv) warrants issued in 2003 to purchase 1,450,000 shares of common stock exercisable at $2.20 per share expiring on September 8, 2008; (v) stock options issued in 2004 to purchase 320,000 shares of common stock at $2.60 per share expiring on September 7, 2014; (vi) Stock Options issued in 2005 to purchase 100,000 shares of common stock at $1.75 per share expiring on April 26, 2015; (vii) stock options issued in 2005 to purchase 465,000 shares of common stock at $1.86 per share expiring July 1, 2011; (viii) stock options issued in 2005 to purchase 70,000 shares of common stock at $2.87 per share expiring December 9, 2015; and (ix) stock options issued in 2005 to purchase 10,000 shares of common stock at $2.61 per share expiring Decemner 8, 2015. Also includes 1,963,728 warrants and options originally issued to William A. Carter and subsequently transferred to Carter Investments of which Dr. Carter is the beneficial owner. These securities consist of warrants issued in 1998(a) to purchase 490,000 shares of common stock consisting of 190,000 exercisable at $4.00 per share expiring on January 1, 2008 and 300,000 exercisable at $6.00 per share that expired on January 1, 2006; (b)stock options granted in 1991 and extended in 1998 to purchase 73,728 shares of common stock exercisable at $2.71 per share expiring on August 8, 2008 and (c)Warrants issued in 2002 to purchase 1,400,000 shares of common stock at $3.50 per share expiring on September 30, 2007. The 376,650 warrants expired on February 22, 2006 and the 300,000 warrants that expired on January 1, 2006 were replaced by the Board of Directors.

(3) Consists of (i) 250,000 warrants exercisable at $2.00 per share expiring on August 13, 2007 and 7,500 stock options exercisable at $2.61 per share expiring on December 8, 2015.

(4) Includes shares issuable upon exercise of (i) options issued in 1997 to purchase 13,750 shares of common stock at $3.50 per share and expiring on January 22, 2007, (ii) options issued in 2001 to purchase 10,000 shares of common stock at $4.03 per share and expiring on January 3, 2011, (iii) warrants issued in 2002 to purchase 200,000 shares of common stock at $2.00 per share expiring on August 13, 2007; and (iv) options issued in 2005 to purchase 100,000 shares of common stock at $1.75 per share expiring April 26, 2015. Also includes 243,824 warrants/options originally issued to Robert E. Peterson and subsequently transferred to the Robert E. Peterson Trust of which Robert E. Peterson is owner and Trustee. These securities include options issued in 1996 to purchase 50,000 shares of common stock exercisable at $3.50 per share and expired on February 28, 2006; warrants issued in 1998 to purchase 100,000 shares of common stock at $5.00 per share expiring on April 14, 2006; warrants issued in 2002 to purchase 30,000 shares of common stock exercisable at $5.00 per share expiring on April 30, 2006 and 63,824 stock options issued in 2004 consisting of 50,000 options to acquire common stock at $3.44 per share expiring on June 22, 2014 and 13,824 options to acquire common stock at $2.60 per share expiring on September 7, 2014. The 50,000 options that expired on February 28, 2006 were replaced by the Board of Directors (refer to "Principal Stockholders" below).

(5)   Consists of 10,000 options issued in 2005 exercisable at $2.61 per share.

(6) Consists of (i) 50,000 warrants exercisable at $2.00 per share expiring on August 13, 2007, (ii) 50,000 warrants exercisable at $4.00 per share expiring on February 28, 2008, (iii) 10,000 stock options exercisable at $4.03 expiring on January 3, 2011; (iv) 20,000 stock options exercisable at $3.50 per share expiring on January 22, 2007; and (v) 10,000 stock options exercisable at $1.90 per share expiring on December 7, 2014 and 10,000 stock options exercisable at $2.61 per share expiring on December 8, 2015.

(7) Consists of 5,000 stock options exercisable at $1.90 per share expiring on December 7, 2014 and 7,500 stock options exercisable at $2.61 per share expiring on December 8, 2015.

(8) Consists of (i) 20,000 warrants exercisable at $2.00 per share expiring on August 13, 2007, (ii) 5,000 warrants exercisable at $4.00 per share expiring on June 7, 2008, (iii) 10,000 stock options exercisable at $4.03 per share expiring on January 3, 2016; (iv) 6,791 stock options exercisable at $3.50 per share expiring on January 22, 2007; and (v) 5,000 stock options exercisable at $1.90 per share expiring on December 7, 2014 and 2,500 stock options exercisable at $2.61 per share expiring on December 8, 2015.

(9) Consists of 5,000 options to purchase common stock at $1.90 per share expiring on December 7, 2014 and 2,500 stock options exercisable at $2.61 per share expiring on December 8, 2015.

Employment and Change in Control Agreements

         On March 11, 2005, our board of directors, at the recommendation of the Compensation Committee, approved an amended and restated employment agreement and an amended and restated engagement agreement with Dr. William A. Carter.

         The amended and restated employment agreement provides for Dr. Carter's employment as our Chief Executive Officer and Chief Scientific Officer until December 31, 2010 unless sooner terminated for cause or disability. The agreement automatically renews for successive one year periods after the initial termination date unless we or Dr. Carter give written notice otherwise at least ninety days prior to the termination date or any renewal period. Dr. Carter has the right to terminate the agreement on 30 days' prior written notice. The initial base salary retroactive to January 1, 2005 is $290,888, subject to adjustment based on the average increase or decrease in the Consumer Price Index for the prior year. In addition, Dr. Carter could receive an annual performance bonus of up to 25% of his base salary, at the sole discretion of the Compensation Committee of the board of directors, based on his performance or our operating results. Dr. Carter will not participate in any discussions concerning the determination of his annual bonus. Dr. Carter is also entitled to an incentive bonus of 0.5% of the gross proceeds received by us from any joint venture or corporate partnering arrangement. Dr. Carter's agreement also provides that he be paid a base salary and benefits through the last day of the then term of the agreement if he is terminated without "cause", as that term is defined in agreement. In addition, should Dr. Carter terminate the agreement or the agreement be terminated due to his death or disability, the agreement provides that Dr Carter be paid a base salary and benefits through the last day of the month in which the termination occurred and for an additional twelve month period. Pursuant to his original agreement, Dr. Carter was granted options to purchase 73,728 (post split) shares in 1991. The exercise period of these options is extended through December 31, 2010 and, should Dr. Carter's employment agreement be extended beyond that date, the option exercise period is further extended to the last day of the extended employment period.

         The amended and restated engagement agreement, retroactive to January 1, 2005, provides for our engagement of Dr. Carter as a consultant related to patent development, as one of our directors and as chairman of the Executive Committee of our board of directors until December 31, 2010 unless sooner terminated for cause or disability. The agreement automatically renews for successive one year periods after the initial termination date or any renewal period. Dr. Carter has the right to terminate the agreement on 30 days' prior written notice. The initial base fee as of January 1, 2004 is $207,777, subject to annual adjustments equal to the percentage increase or decrease of annual dollar value of directors' fees provided to our directors during the prior year. The annual fee is further subject to adjustment based on the average increase or decrease in the Consumer Price Index for the prior year. In addition, Dr. Carter could receive an annual performance bonus of up to 25% of his base fee, at the sole direction of the Compensation Committee of the board of directors, based on his performance. Dr. Carter will not participate in any discussions concerning the determination of this annual bonus. Dr. Carter's agreement also provides that he be paid his base fee through the last day of the then term of the agreement if he is terminated without "cause", as that term is defined in the agreement. In addition, should Dr. Carter terminate the agreement or the agreement be terminated due to his death or disability, the agreement provides that Dr. Carter be paid fees due him through the last day of the month in which the termination occurred and for an additional twelve month period.

         On February 14, 2005 we entered into an agreement with The Sage Group of Branchburg, New Jersey for R. Douglas Hulse, an Executive Director of The Sage Group, to serve as President and Chief Operating Officer of our company. In addition, other Sage Group principals and Senior Directors will be made available to assist as needed. The engagement is expected to continue for a period of 18 months; however, it is terminable on 30 days written notice by either party after 12 months. Compensation for the services include a ten year warrant to purchase 250,000 shares of our common stock at an exercise price of $1.55. These warrants are to be issued to Sage Healthcare Advisors, LLC and are to vest at the rate of 12,500 per month of the engagement with 25,000 vesting upon completion of the eighteenth month. Vesting accelerates in the event of a merger or a purchase of a majority of our assets or equity. The Sage Group also is to receive a monthly retainer of $10,000 for the period of the engagement. In addition, for each calendar year (or part thereof) during which the agreement is in effect, The Sage Group will be entitled to an incentive bonus in an amount equal to 0.5% of the gross proceeds received by us during such year from any joint ventures or corporate partnering arrangements. After termination of the agreement, The Sage Group will only be entitled to receive the incentive bonus based upon gross proceeds received by us during the two year period commencing on the termination of the agreement with respect to any joint ventures or corporate partnering arrangements entered into by us during the term of the agreement. Mr. Hulse will devote approximately two to two and one half days per week to our business.

         We entered into an engagement agreement, retroactive to January 1, 2005, with Ransom W. Etheridge which provides for Mr. Etheridge's engagement as our General Counsel until December 31, 2009 unless sooner terminated for cause or disability. The agreement automatically renews for successive one year periods after the initial termination date unless we or Mr. Etheridge give written notice otherwise at least ninety days prior to the termination date or any renewal period. Mr. Etheridge has the right to terminate the agreement on 30 days' prior written notice. The initial annual fee for services is $96,000 and is annually subject to adjustment based on the average increase or decrease in the Consumer Price Index for the prior year. Mr. Etheridge's agreement also provides that he be paid all fees through the last day of then current term of the agreement if he is terminated without "cause" as that term is defined in the agreement. In addition, should Mr. Etheridge terminate the agreement or the agreement be terminated due to his death or disability, the agreement provides that Mr. Etheridge be paid the fees due him through the last day of the month in which the termination occurred and for an additional twelve month period. Mr. Etheridge will devote approximately 85% of his business time to our business.

         We entered into an amended and restated engagement agreement, retroactive to January 1, 2005, with Robert E. Peterson which provides for Mr. Peterson's engagement as our Chief Financial Officer until December 31, 2010 unless sooner terminated for cause or disability. Mr. Peterson has the right to terminate the agreement on 30 days' prior written notice. The initial annual fee for services is $202,680 and is annually subject to increases based on the average increase in the cost of inflation index for the prior year. Mr. Peterson shall receive an annual bonus in each year that our Chief Executive Officer is granted a bonus. The bonus shall equal a percentage of Mr. Peterson's base annual compensation comparable to the percentage bonus received by the Chief Executive Officer. In addition, Mr. Peterson shall receive bonus compensation upon Federal Drug Administration approval of commercial application of Ampligen(R). Mr. Peterson's agreement also provides that he be paid all fees through the last day of then current term of the agreement if he is terminated without "cause" as that term is defined in the agreement. In addition, should Mr. Peterson terminate the agreement or the agreement be terminated due to his death or disability, the agreement provides that Mr. Peterson be paid the fees due him through the last day of the month in which the termination occurred and for an additional twelve month period. Mr. Peterson will devote approximately 85% of his business time to our business.

         On March 11, 2005 the Board of Directors, deeming it essential to the best interests of our shareholders to foster the continuous engagement of key management personnel and recognizing that, as is the case with many publicly held corporations, a change of control might occur and that such possibility, and the uncertainty and questions which it might raise among management, might result in the departure or distraction of management personnel to the detriment of our company and our shareholders, determined to reinforce and encourage the continued attention and dedication of members of our management to their engagement without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of our company and entered into identical agreements regarding change in control with William
A. Carter, our Chief Executive Officer and Chief Scientific Officer, Robert E. Peterson, our Chief Financial Officer and Ransom W. Etheridge, our General Counsel. Each of the agreements regarding change in control became effective March 11, 2005 and continue through December 31, 2007 and shall extend automatically to the third anniversary thereof unless we give notice to the other party prior to the date of such extension that the agreement term will not be extended. Notwithstanding the foregoing, if a change in control occurs during the term of the agreements, the term of the agreements will continue through the second anniversary of the date on which the change in control occurred. Each of the agreements entitles William A. Carter, Robert E. Peterson and Ransom W. Etheridge, respectively, to change of control benefits, as defined in the agreements and summarized below, upon their respective termination of employment/engagement with our company during a potential change in control, as defined in the agreements or after a change in control, as defined in the agreements, when their respective terminations are caused (1) by us for any reason other than permanent disability or cause, as defined in the agreement (2) by William A. Carter, Robert E. Peterson and/or Ransom W. Etheridge, respectively, for good reason as defined in the agreement or, (3) by William A. Carter, Robert E. Peterson and/or Ransom W. Etheridge, respectively for any reason during the 30 day period commencing on the first date which is six months after the date of the change in control.

The benefits for each of the foregoing executives would be as follows:

      o A lump sum cash payment of three times his base salary and annual bonus amounts; and

      o     Outplacement benefits.

Each agreement also provides that the executive is entitled to a "gross-up" payment to make him whole for any federal excise tax imposed on change of control or severance payments received by him. Dr. Carter's agreement also provides for the following benefits:

      o Continued insurance coverage through the third anniversary of his termination; and

      o Retirement benefits computed as if he had continued to work for the above period.

Compensation of Directors

         The compensation package for Non-Employee Members of the Board of Directors was changed on September 9, 2003. Board member compensation consists of an annual retainer of $100,000 to be paid 50% in cash and 50% in our common stock. On September 9, 2003 the Directors approved a 10 year plan which authorizes up to 1,000,000 shares for use in supporting this compensation plan. The number of shares paid shall have an aggregate value of $12,500 with the value of each of the shares being determined by the closing price of our common stock on the American Stock Exchange on the last day of the preceding quarter. All directors have been granted options to purchase common stock under our Stock Option Plans and/or Warrants to purchase common stock. We believe such compensation and payments are necessary in order for us to attract and retain qualified outside directors.

2004 Equity Incentive Plan

         Our 2004 Equity Incentive Plan ("2004 Plan") provides for the grant of non-qualified and incentive stock options, stock appreciation rights, restricted stock and other stock awards to our employees, directors, officers, consultants and advisors for the purchase of up to an aggregate of 8,000,000 shares of common stock. The 2004 plan is administered by the board of directors, which has complete discretion to select eligible individuals to receive and to establish the terms of grants under the plan. Stock options awarded under the Equity Incentive Plan may be exercisable at such times (not later than 10 years after the date of grant) and at such exercise prices (not less than fair market value at the date of grant) as the Board may determine. The Board may provide for options to become immediately exercisable upon a "change in control" as defined in the plan. The number of shares of common stock available for grant under the 2004 Plan is subject to adjustment for changes in capitalization. As of December 31, 2005, 5,714,320 shares were available for grants under the 2004 Plan. Unless sooner terminated, the Equity Incentive Plan will continue in effect for a period of 10 years from its effective date

1990 Stock Option Plan

         Our 1990 Stock Option Plan, as amended ("1990 Plan"), provides for the grant of options to our employees, directors, officers, consultants and advisors for the purchase of up to an aggregate of 460,798 shares of common stock. The 1990 plan is administered by the Compensation Committee of the board of directors, which has complete discretion to select eligible individuals to receive and to establish the terms of option grants. The number of shares of common stock available for grant under the 1990 Plan is subject to adjustment for changes in capitalization. As of December 31, 2005, 18,881 options were available for grants under the 1990 plan. This plan remains in effect until terminated by the Board of Directors or until all options are issued.

401(K) Plan

         In December 1995, we established a defined contribution plan, effective January 1, 1995, entitled the Hemispherx Biopharma employees 401(K) Plan and Trust Agreement. All of our full time employees are eligible to participate in the 401(K) plan following one year of employment. Subject to certain limitations imposed by federal tax laws, participants are eligible to contribute up to 15% of their salary (including bonuses and/or commissions) per annum. Participants' contributions to the 401(K) plan may be matched by Hemispherx at a rate determined annually by the board of directors. Each participant immediately vests in his or her deferred salary contributions, while our contributions will vest over one year. See note (12) to the financial statements.

Compensation Committee Interlocks and Insider Participation

         Our Compensation Committee of the Board of Directors consists of the Committee Chairman, , Richard Piani, William Mitchell, M.D. and Dr. Iraj E. Kiani and are Independent Directors. There are no interlocking relationships.

Compensation Committee Report on Compensation

         The Compensation Committee makes recommendations concerning salaries and compensation for our employees and consultants.

         The following report of the compensation committee discusses our executive compensation policies and the basis of the compensation paid to our executive officers in 2005.

         In general, the compensation committee seeks to link the compensation paid to each executive officer to the experience and performance of such executive officer. Within these parameters, the executive compensation program attempts to provide an overall level of executive compensation that is competitive with companies of comparable size and with similar market and operating characteristics.

         There are three elements in our executive total compensation program, all determined by individual and corporate performance as specified in the various employment agreements; base salary, annual incentive, and long-term incentives.

Base Salary

         The Summary Compensation Table shows amounts earned during 2005 by our executive officers. The base compensation of such executive officers is set by terms of the employment agreement entered into with each such executive officer. We established the base salaries for Chief Executive Officer, Dr. William A. Carter under an employment agreement in December 3, 1998 (as amended and restated on March 11, 2005), which provides for a base salary of $290,888. In addition, we entered into an agreement with Dr. Carter for his services as a consultant related to patent development, development of patents and as a member of our Board of Directors. This agreement establishes a base annual fee of $207,777. Both agreements are subject to annual cost of living adjustments. Dr. Carter is entitled to an annual performance bonus of up to 25% of the base salary of each agreement at the discretion of the compensation committee of the Board of Directors.

         On March 11, 2005, we entered into an extended engagement agreement with Robert E. Peterson, Chief Financial Officer retroactive to January 1, 2005 for a base annual fee of $202,680 until December 31, 2010. Mr. Peterson's agreement allows for annual cost of living increases and a performance bonus.

         On March 11, 2005, we entered into an engagement  agreement with Ransom
W. Etheridge, Corporate General Counsel, retroactive to January 1, 2005 for an annual fee of $96,000 until December 31, 2009.

Annual Incentive

         Our Chief Executive Officer and our Chief Financial Officer are entitled to an annual incentive bonus as determined by the compensation committee based on such executive officers' performance during the previous calendar year. The cash bonus awarded to our Chief Executive Officer in 2004 and 2005 and the cash bonus awarded to the Chief Financial Officer in 2004 and 2005 were determined based on this provision in their employment agreements.

Long-Term Incentives

         We grant long-term incentive awards periodically to align a significant portion of the executive compensation program with stockholder interest over the long-term through encouraging and facilitating executive stock ownership. Executives are eligible to participate in our incentive stock option plans. Our Chief Executive Officer and President, Dr. William Carter, received a grant of 645,000 stock options in 2005 of which 535,000 were issued to replace options previously awarded that expired. These options are exercisable at rates varying from $1.75 to $2.87 per share. The options vested on the date of grant.

         On April 26, 2005, our Chief Financial Officer, Robert E. Peterson, was granted 100,000 stock options exercisable at $1.75 per share expiring on April 26, 2015 unless previously exercised. On December 8, 2005 Mr. Peterson was granted 10,000 stock options exercisable at $2.61 per share expiring on December 8, 2015.

         Ransom W. Etheridge, our Corporate Secretary and General Counsel, was awarded 100,000 stock options on April 26, 2005 exercisable at $1.75 per share expiring April 26, 2015, unless previously exercised.

Chief Executive Officer Compensation

         The Summary Compensation Table shows that during the year 2005 the Company's Chief Executive Officer, Dr. William A. Carter, earned $623,330 in base compensation pursuant to the terms of his employment and engagement agreements.

         The Compensation Committee believes that Dr. Carter's total compensation is consistent with the median compensation for CEO's in comparable companies. Factors reviewed by the Compensation Committee's assessment of the Company's and the CEO's performance includes individual performance, growth in revenue and expense management and implementation of the Company's business strategy.

Compliance With Internal Revenue Code Section 162(m).

         One of the factors the Compensation Committee considers in connection with compensation matters is the anticipated tax treatment to Hemispherx and to the executives of the compensation arrangements. The deductibility of certain types of compensation depends upon the timing of an executive's vesting in, or exercise of, previously granted rights. Moreover, interpretation of, and changes in, the tax laws and other factors beyond the Compensation Committee's control also affect the deductibility of compensation. Accordingly, the Compensation Committee will not necessarily limit executive compensation to that deductible under Section 162(m) of the Code. The Compensation Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent consistent with its other compensation objectives.

                    This report submitted by the Compensation
                 Committee of the Company's Board of Directors.

                                Richard C. Piani
                             Dr. William M. Mitchell
                              Dr. Iraj-Eqhbal Kiani

                       COMPARATIVE STOCK PERFORMANCE GRAPH

      The following graph compares the cumulative total stockholder return for the Company's common stock since December 31, 2000 to the cumulative total returns of (i) the Standard & Poor's Smallcap 600 Index and (ii) a peer group index for the same period, assuming an investment of $100 in each of the Company's common stock, the Standard & Poor's Smallcap 600 Index and the peer group index.

Peer Group Companies
--------------------------------------------------------------------------------
AVI BIOPHARMA INC
IMMUNE RESPONSE CORP/DE
LA JOLLA PHARMACEUTICAL CO
MAXIM PHARMACEUTICALS INC

                       [SHAREHOLDER RETURN CHART OMITTED]

                      ASSUMES $100 INVESTED ON JAN. 1, 2000
                           ASSUMES DIVIDEND REINVESTED
                        FISCAL YEAR ENDING DEC. 31, 2005

                          Total Return to Shareholders
                      (Includes reinvestment of dividends)

                                              ANNUAL RETURN PERCENTAGE
                                                    Years Ending

Company Name / Index                 Dec01    Dec02     Dec03    Dec04     Dec05
--------------------------------------------------------------------------------
HEMISPHERX BIOPHARMA INC             -5.26   -52.67     -6.10   -15.93    -14.21
S&P 600 INDEX                         6.54   -14.63     38.79    22.65      7.68
PEER GROUP                           48.39   -45.76      5.33   -52.63    -41.59


                                                   INDEXED RETURNS
                                 Base                Years Ending
                                Period
Company Name / Index             Dec00  Dec01    Dec02   Dec03    Dec04    Dec05
--------------------------------------------------------------------------------
HEMISPHERX BIOPHARMA INC         100    94.74    44.84   47.58    40.00    45.68
S&P 600 INDEX                    100   106.54    90.95  126.23   154.82   166.71
PEER GROUP                       100   148.39    80.49   84.78    40.16    23.46

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth as of July 28, 2006, the number and percentage of outstanding shares of common stock beneficially owned by:

            o Each person, individually or as a group, known to us to be deemed the beneficial owners of five percent or more of our issued and outstanding common stock;

            o     each of our directors and the Named Executives; and

            o     all of our officers and directors as a group.

         As of July 28, 2006, there were no other persons, individually or as a group, known to the Hemispherx to be deemed the beneficial owners of five percent or more of the issued and outstanding common stock.

                                                                         % Of Shares
Name and Address of Beneficial Owner     Shares Beneficially Owned    Beneficially Owned
----------------------------------------------------------------------------------------
William A. Carter, M.D.                        6,272,868 (1)                 9.2

Robert E. Peterson                               585,574 (2)                   *

Ransom W. Etheridge                              648,953 (3)                 1.0
2610 Potters Rd.
Virginia Beach, VA 23452

Richard C. Piani                                 453,995 (4)                   *
97 Rue Jeans-Jaures
Levaillois-Perret
France 92300

Doug Hulse                                       131,067 (5)                   *
Sage Group, Inc.
3322 Route 22 West
Building 2, Suite 201
Branchburg, NJ  08876

William M. Mitchell, M.D.                        404,277 (6)                   *
Vanderbilt University
Department of Pathology
Medical Center North
21st and Garland
Nashville, TN 37232

David R. Strayer, M.D.                           160,746 (7)                   *

Carol A. Smith, Ph.D.                             61,791 (8)                   *

Iraj-Eqhbal Kiani, Ph.D.                         113,523 (9)                   *
Orange County Immune Institute
18800 Delaware Street
Huntingdon Beach, CA 92648

Steven Spence                                    202,804 (10)                  *

Mei-June Liao, Ph.D.                              20,000 (11)                  *

Robert Hansen                                     20,000 (11)                  *

All  directors  and  executive
officers as a group
(12 persons)                                   9,075,598                    12.9
----------------------------------------------------------------------------------------

* Less than 1%

(1) Includes shares issuable upon the exercise of (i) replacement options issued in 2006 to purchase 376,650 shares of common stock exercisable at $3.78 per share expiring on February 22, 2016; (ii) stock options issued in 2001 to purchase 10,000 shares of common stock at $4.03 per share expiring January 3, 2011; (iii) warrants issued in 2002 to purchase 1,000,000 shares of common stock exercisable at $2.00 per share expiring on August 7, 2007; (iv) warrants issued in 2003 to purchase 1,450,000 shares of common stock exercisable at $2.20 per share expiring on September 8, 2008; (v) stock options issued in 2004 to purchase 320,000 shares of common stock at $2.60 per share expiring on September 7, 2014;
      (vi) Stock Options issued in 2005 to purchase 100,000 shares of common stock at $1.75 per share expiring on April 26, 2015; (vii) Stock options issued in 2005 to purchase 465,000 shares of common stock at $1.86 per share expiring July 1, 2011; and (viii) stock options issued in 2005 to purchase 70,000 shares of Common Stock at $2.87 per share expiring December 9, 2015; (ix) stock options issued in 2005 to purchase 10,000 shares of Common Stock at $2.61 per share expiring December 8, 2015; and
      (x) 507,490 shares of Common Stock. Also includes 1,963,728 warrants and options originally issued to William A. Carter and subsequently transferred to Carter Investments of which Dr. Carter is the beneficial owner. These securities consist of warrants issued in 1998(a) to purchase 490,000 shares of common stock consisting of 190,000 exercisable at $4.00 per share expiring on January 1, 2008 and 300,000 exercisable at $2.38 per share expiring January 1, 2016; (b)stock options granted in 1991 and extended in 1998 to purchase 73,728 shares of common stock exercisable at $2.71 per share expiring on August 8, 2008 and (c)Warrants issued in 2002 to purchase 1,400,000 shares of common stock at $3.50 per share expiring on September 30, 2007.

(2) Includes shares issuable upon exercise of (i) options issued in 1997 to purchase 13,750 shares of common stock at $3.50 per share and expiring on January 22, 2007; (ii) options issued in 2001 to purchase 10,000 shares of common stock at $4.03 per share and expiring on January 3, 2011; (iii) warrants issued in 2002 to purchase 200,000 shares of common stock at $2.00 per share expiring on August 13, 2007; (iv) options issued in 2005 to purchase 100,000 shares of common stock at $1.75 per share expiring April 26, 2015; (v) options issued in 2005 to purchase 10,000 shares of Common Stock at $2.61 per share expiring December 8, 2015; and (vi) 8,000 shares of Common Stock. Also includes 243,824 warrants/options originally issued to Robert E. Peterson and subsequently transferred to the Robert E. Peterson Trust of which Robert E. Peterson is owner and Trustee. These securities include options issued in 2006 to purchase 50,000 shares of common stock exercisable at $3.85 per share expiring on February 28, 2016; replacement options issued in 2006 to purchase 100,000 shares of common stock at $3.48 per share expiring on April 14, 2016; replacement options issued in 2006 to purchase 30,000 shares of common stock exercisable at $3.55 per share expiring on April 30, 2016 and 50,000 stock options issued in 2004 consisting of 50,000 options to acquire common stock at $3.44 per share expiring on June 22, 2014 and 13,824 options to acquire common stock at $2.60 per share expiring on September 7, 2014.

(3) Includes shares issuable upon exercise of (i) 20,000 warrants issued in 1998 to purchase common stock at $4.00 per share, originally expiring on January 1, 2003 and extended to January 1, 2008; (ii) 100,000 warrants issued in 2002 exercisable $2.00 per share expiring on August 13, 2007;
      (iii) stock options issued in 2005 to purchase 100,000 shares of common stock exercisable at $1.75 per share expiring on April 26, 2015; and(iv) stock options issued in 2004 to purchase 50,000 shares of common stock exercisable at $2.60 per share expiring on September 7, 2014; (v) stock options issued in 2006 to purchase 50,000 shares of common stock exercisable at $3.86 per share expiring February 24, 2006 and (vi) 128,953 shares of common stock. Also includes 200,000 stock options originally granted to Ransom Etheridge in 2003 and subsequently transferred to relatives and family trusts. These stock options are exercisable at $2.75 per share and expires on December 4, 2013. The transfers consist of 37,500 options to Julianne Inglima; 37,500 options to Thomas Inglima; 37,500 options to R. Etheridge-BMI Trust; and 37,500 options to R. Etheridge-TCI Trust and 50,000 options to the Family Trust. Julianne and Thomas are Mr. Etheridge's daughter and son-in-law.

(4) Includes shares issuable upon exercise of (i) 20,000 warrants issued in 1998 to purchase common stock at $4.00 per share originally expiring on January 1, 2005 and extended to January 1, 2008; (ii) 100,000 warrants issued in 2003 exercisable at $2.00 per share expiring on August 13, 2007;
      (iii)options granted in 2004 to purchase 54,608 shares of common stock exercisable at $2.60 per share expiring on September 17, 2014; (iv) options granted in 2005 to purchase 100,000 shares of common stock exercisable at $1.75 per share expiring on April 26, 2015; (v) stock options issued in 2006 to purchase 50,000 shares of common stock exercisable at $3.86 per share expiring February 24, 2006; (vi) 111,487 shares of common stock owned by Mr. Piani; vii) 12,900 shares of common stock owned jointly by Mr. and Mrs. Piani; and (viii) and 5,000 shares of common stock owned by Mrs. Piani.

(5) Consists of 41,667 options exercisable at $1.55 per share expiring February 14, 2015. Shares owned includes 89,400 shares of common stock in which Mr. Hulse has an undivided interest. These shares are held by Sage Healthcare Advisors, LLC of which Mr. Hulse is a principal.

(6) Includes shares issuable upon exercise of (i) warrants issued in 1998 to purchase 12,000 shares of common stock at $6.00 per share, expiring on August 25, 2008; (ii) 100,000 warrants issued in 2002 exercisable at $2.00 per share expiring on August 13, 2007; (iii) 50,000 stock options issued in 2004 exercisable at $2.60 per share expiring on September 7, 2014; (iv) 100,000 stock options issued in 2005 exercisable at $1.75 per share expiring on April 26, 2015; (v) stock options issued in 2006 to purchase 50,000 shares of common stock exercisable at $3.86 per share expiring February 24, 2006; and (vi) 92,277 shares of common stock.

(7) (i) stock options issued in 1997 to purchase 20,000 shares of common stock at $3.50 per share expiring on February 22, 2007; (ii) warrants issued in 1998 to purchase 50,000 shares of common stock exercisable at $4.00 per share expiring on February 28, 2008; (iii) stock options granted in 2001 to purchase 10,000 shares of common stock exercisable at $4.03 per share expiring on January 3, 2011; (iv) warrants issued in 2002 to purchase 50,000 shares of common stock exercisable at $2.00 per share expiring on August 13, 2007; (v) stock options issued in 2004 to purchase 10,000 shares of common stock exercisable at $1.90 per share expiring on December 7, 2014; (vi) stock options issued in 2005 to purchase 10,000 shares of Common Stock at $2.61 per share expiring December 8, 2015 and (vii) 10,746 shares of common stock.

(8) Consists of shares issuable upon exercise of(i) 5,000 warrants issued in 1998 to purchase common stock at $4.00 per share expiring June 7, 2008;
      (ii) 20,000 warrants issued in 2002 exercisable at $2.00 per share expiring in August 13, 2007; (iii) 6,791 stock options issued in 1997 exercisable at $3.50 expiring January 22, 2007; (iv) 10,000 stock options issued in 2001 exercisable at $4.03 per share expiring January 3, 2011;
      (v) 10,000 stock options issued in 2004 exercisable at $1.90 expiring on December 7, 2014; and 10,000 stock options issued in 2005 to purchase Common Stock at $2.61 per share expiring December 8, 2015.

(9) Consists of shares issuable upon exercise of (i) 12,000 options issued in 2005 exercisable at $1.63 per share expiring on June 2, 2015; (ii) 15,000 options issued in 2005 exercisable at $1.75 per share expiring on April 26, 2015; (iii) stock options issued in 2006 to purchase 50,000 shares of common stock exercisable at $3.86 per share expiring February 24, 2006; and (iv) 36,523 shares of common stock.

(10) Consists of 15,000 stock options granted in 2005 exercisable at $1.75 per share expiring on April 26, 2015; stock options issued in 2006 to purchase 50,000 shares of common stock exercisable at $3.86 per share expiring February 24, 2006; and 137,804 shares of common stock.

(11) Consists of 10,000 stock options granted in 2004 exercisable at $1.90 per share of common stock expiring on December 7, 2014; and 10,000 stock options issued in 2005 to purchase Common Stock at $2.61 per share expiring December 8, 2015.

                            PROPOSALS TO STOCKHOLDERS
                            -------------------------

                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS

         Each nominee to the Board of Directors will serve until the next annual meeting of stockholders, or until his earlier resignation, removal from office, death or incapacity.

         Unless otherwise specified, the enclosed proxy will be voted in favor of the election of William A. Carter, Richard C. Piani, Ransom W. Etheridge, William M. Mitchell, Iraj-Eqhbal Kiani, and Steven D. Spence. Information is furnished below with respect to all nominees.

         Set forth below is the biographical information of the nominees and Directors of Hemispherx:

WILLIAM A. CARTER, M.D., 68, the co-inventor of Ampligen, joined Hemispherx in 1978, and has served as: (a) Hemispherx's Chief Scientific Officer since May 1989; (b) the Chairman of Hemispherx's Board of Directors since January 1992;
(c) Hemispherx's Chief Executive Officer since July 1993; (d) Hemispherx's President from April 1995 to February 2005; and (e) a director since 1987. From 1987 to 1988, Dr. Carter served as Hemispherx's Chairman. Dr. Carter was a leading innovator in the development of human interferon for a variety of treatment indications including various viral diseases and cancer. Dr. Carter received the first FDA approval to initiate clinical trials on beta interferon product manufactured in the U.S. under his supervision. From 1985 to October 1988, Dr. Carter served as Hemispherx's Chief Executive Officer and Chief
Scientist. He received his M.D. degree from Duke University and underwent his post-doctoral training at the National Institutes of Health and Johns Hopkins University. Dr. Carter also served as Professor of Noeplastic Diseases at Hahnemann Medical University, a position he held from 1980 to 1998. Dr. Carter served as Director of Clinical Research for Hahnemann Medical University Institute for Cancer and Blood Diseases, and as a professor at Johns Hopkins School of Medicine and the State University of New York at Buffalo. Dr. Carter is a Board certified physician and author of more than 200 scientific articles, including the editing of various textbooks on anti-viral and immune therapy.

RICHARD C. PIANI, 79, has been a director of Hemispherx since May 1995. Mr. Piani was employed as a principal delegate for Industry to the City of Science and Industry, Paris, France, a scientific and educational complex, from 1985 through 2000. Mr. Piani provided consulting to Hemispherx in 1993, with respect to general business strategies for Hemispherx's European operations and markets. Mr. Piani served as Chairman of Industrielle du Batiment-Morin, a building materials corporation, from 1986 to 1993. Previously Mr. Piani was a Professor of International Strategy at Paris Dauphine University from 1984 to 1993. From 1979 to 1985, Mr. Piani served as Group Director in Charge of International and Commercial Affairs for Rhone-Poulenc and from 1973 to 1979 he was Chairman and Chief Executive Officer of Societe "La Cellophane", the French company which invented cellophane and several other worldwide products. Mr. Piani has a Law degree from Faculte de Droit, Paris Sorbonne and a Business Administration degree from Ecole des Hautes Etudes Commerciales, Paris.

RANSOM W. ETHERIDGE, 67, has been a director of Hemispherx since October 1997, and presently serves as our secretary and general counsel. Mr. Etheridge first became associated with Hemispherx in 1980 when he provided consulting services to Hemispherx and participated in negotiations with respect to Hemispherx's initial private placement through Oppenheimer & Co., Inc. Mr. Etheridge has been practicing law since 1967, specializing in transactional law. Mr. Etheridge is a member of the Virginia State Bar, a Judicial Remedies Award Scholar and has served as President of the Tidewater Arthritis Foundation. He is a graduate of Duke University and the University of Richmond School of Law.

WILLIAM M. MITCHELL, M.D., 71, has been a director since July 1998. Dr. Mitchell is a Professor of Pathology at Vanderbilt University School of Medicine. Dr. Mitchell earned an M.D. from Vanderbilt and a Ph.D. from Johns Hopkins University, where he served as an Intern in Internal Medicine, followed by a Fellowship at its School of Medicine. Dr. Mitchell has published over 200 papers, reviews and abstracts dealing with viruses and anti-viral drugs. Dr. Mitchell has worked for and with many professional societies, including the International Society for Interferon Research, and committees, among them the National Institutes of Health, AIDS and Related Research Review Group. Dr. Mitchell previously served as a director of Hemispherx from 1987 to 1989.

IRAJ-EQHBAL KIANI, M.B.A., PH.D., 60, was appointed to the Board of Directors on May 1, 2002. Dr. Kiani is a citizen of England and resides in Newport, California. As a native of Iran, Dr. Kiani served in various local government positions including the Governor of Yasoi, Capital of Boyerahmad, Iran. In 1980, Dr. Kiani moved to England, where he established and managed several trading companies over a period of some 20 years. Dr. Kiani is an international planning and logistic specialist. Dr. Kiani received his Ph.D. degree from the University of Warwick in England.

STEVEN D. SPENCE, 47, was appointed to the Board of Directors in March 2005. Mr. Spence is currently Managing Partner of Valued Ventures, a consultancy Mr. Spence founded in 2003 to foster the development of micro and small cap companies. For the six years prior to founding Valued Ventures, Mr. Spence performed the duties as Managing Director at Merrill Lynch. Prior to his tenure as Managing Director, Mr. Spence has held several high-ranking management positions within Merrill Lynch including Chief Operating Officer for the Security Services Division, Global Head of the Broker Dealer Security Services Division, and Global Head of Financial Futures and Options. Mr. Spence is a graduate of Columbia University in New York City.

THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 1 TO BE IN THE BEST INTERESTS OF HEMISPHERx AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" ALL SIX OF THE ABOVE-NAMED NOMINEE DIRECTORS OF HEMISPHERX.

                                 PROPOSAL NO. 2

     RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

         The Board of Directors, upon the recommendation of the Audit Committee, has appointed the firm of BDO Seidman, LLP as independent registered public accountants of Hemispherx for the fiscal year ending December 31, 2006 subject to ratification by the stockholders. BDO Seidman, LLP has served as Hemispherx's independent auditors since June 2000.

         At the Annual Stockholder's Meeting on June 22, 2005, and pursuant to the recommendation of the Audit Committee of the Board of Directors, stockholders ratified the appointment of the firm of BDO Seidman, LLP, as independent accountants, to audit the financial statements of the Company for the year end December 31, 2005.

         All audit and professional services provided by BDO Seidman, LLP are approved by the Audit Committee. The total fees billed by BDO Seidman, LLP were $226,484 in 2004, and $591,000 in 2005. The following table shows the aggregate fees billed to us by BDO Seidman, LLP for professional services rendered during the year ended December 31, 2004 and 2005.

                                                            Amount ($)
--------------------------------------------------------------------------------
Description of Fees                                   2004               2005*

Audit Fees                                          $189,475           $591,000
Audit-Related Fees                                    37,009                 --
Tax Fees                                                  --                 --
All Other Fees                                            --                 --

Total                                               $226,484           $591,000
                                                    ========           ========
--------------------------------------------------------------------------------
* Fees for 2005 have not yet been finalized.

Audit Fees

         Represents fees for professional services provided for the audit of our annual financial statements and review of our financial statements included in our quarterly reports and services in connection with statutory and regulatory filings.

Audit-Related Fees

         Represents the fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements.

         The Audit Committee has determined that BDO Seidman, LLP's rendering of these non-audit services is compatible with maintaining auditors independence. The Board of Directors considers BDO Seidman, LLP to be well qualified to serve as our independent public accountants.

         The Audit Committee pre-approves all auditing services and the terms thereof (which may include providing comfort letters in connection with securities underwriting) and non-audit services (other than non-audit services prohibited under Section 10A(g) of the Exchange Act or the applicable rules of the SEC or the Public Company Accounting Oversight Board) to be provided to us by the independent registered public accountants; provided, however, the pre-approval requirement is waived with respect to the provisions of non-audit services for us if the "de minimus" provisions of Section 10A (i)(1)(B) of the Exchange Act are satisfied. This authority to pre-approve non-audit services may be delegated to one or more members of the Audit Committee, who shall present all decisions to pre-approve an activity to the full Audit Committee at its first meeting following such decision.

         Representatives of BDO Seidman, LLP will be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 2 TO BE IN THE BEST INTERESTS OF HEMISPHERX AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

                                 PROPOSAL NO. 3

                      APPROVAL OF THE PROPOSAL TO AMEND OUR
               CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER
                      OF AUTHORIZED SHARES OF COMMON STOCK

         Our Board of Directors is proposing the approval and adoption of an amendment to our Certificate of Incorporation, which increases the number of common shares authorized for issuance. The complete text of the proposed Amendment to the Certificate of Incorporation is attached as Appendix A to this Proxy Statement.

         Our Certificate of Incorporation currently authorize the issuance of 100,000,000 common shares, $.001 par value, and 5,000,000 Preferred Shares, $.01 par value per share. In April 2006, the Board of Directors adopted a resolution proposing that the Certificate of Incorporation be amended to increase the authorized number of common shares to 200,000,000 subject to stockholder approval of such amendment. The Board of Directors has determined that adoption of the Amendment is in Hemispherx's best interest and unanimously recommends approval by the stockholders.

         As of July 28, 2006, we had 62,581,122 common shares outstanding and 35,637,410 common shares reserved for future issuance under our existing stock option plans, outstanding options, warrants, convertible debentures and the Stock Purchase Agreement with Fusion Capital Fund II, LLC (see Proposal No. 4), leaving 1,781,468 common shares available for future grants.

         The Board of Directors believes that the proposed increase in authorized common shares will benefit Hemispherx by providing flexibility to issue common shares for a variety of business and financial objectives in the future without the necessity of delaying such activities for further stockholder approval, except as may be required in particular cases by our charter documents, applicable law or the rules of any stock exchange or national securities association trading system on which our securities may be listed or quoted. In addition, our Board of Directors could issue large blocks of common stock to fend off unwanted tender offers or hostile takeovers without further stockholder approval.

         We anticipate that, in the future, we most likely will (i) attempt to raise capital through the sale of our common stock or securities convertible into or exercisable for common stock: and/or (ii) acquire additional assets. It is possible that some of these shares could be issued pursuant to the Stock Purchase Agreement with Fusion Capital (see Proposal No. 4 below). We do not know the actual number of these shares that could be issued to Fusion Capital, if any, because the number of shares to be issued is based upon the future market price of our Common Stock and we have the ability to limit the number of shares purchasable under the agreement. In addition, the agreement, as amended, provides that we may not issue to Fusion Capital more than 27,386,723 shares, representing 12,386,723 shares already issued or reserved for issuance under the Purchase Agreement, plus 15,000,000 additional shares from shares authorized but not reserved for issuance and newly authorized shares should Proposal No. 3 be approved. Aside from possible issuances to Fusion Capital as discussed above, we have no current plans to issue any of the share that would be authorized should this proposal no. 3 be approved by our stockholders.

         If stockholders do not approve the amendment to our Certificate of Incorporation, it could harm our business by preventing us from raising capital from the issuance of our common stock or delaying the payment of services via issuance of our common stock.

THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 3 TO BE IN THE BEST INTERESTS OF HEMISPHERX AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

                                 PROPOSAL NO. 4

                   APPROVAL OF THE ISSUANCE OF COMMON STOCK TO
                   COMPLY WITH AMEX COMPANY GUIDE SECTION 713

         In connection with the transaction described below with Fusion Capital Fund II, LLC ("Fusion Capital"), we are seeking approval of the issuance of Common Stock that could equal or exceed 12,386,723 shares, 20% of the outstanding shares of Common Stock. Section 713 of the American Stock Exchange ("AMEX") Company Guide provides that we must obtain stockholder approval before issuance, at a price per share below market value, of common stock, or securities convertible into common stock, equal to 20% or more of our outstanding common stock (the "Exchange Cap"). The Purchase Agreement described below provides that no sales can be made if they would cause us to violate the Exchange Cap.

         On April 12, 2006, we entered into a Common Stock Purchase Agreement ("Purchase Agreement") with Fusion Capital. Pursuant to the terms of the Purchase Agreement, Fusion Capital has agreed to purchase from us up to $50,000,000 of our common stock over a period of approximately 25 months. We have agreed to register these shares with the Securities and Exchange Commission. Once the Registration Statement has been declared effective, each trading day during the term of the Purchase Agreement we have the right to sell to Fusion Capital up to $100,000 of our common stock at a purchase price that will be based upon the future market price of the common stock without any fixed discount to the market price. Our ability to sell shares to Fusion Capital and Fusion Capital's ability to purchase shares is suspended on any trading days where the price of our common stock is below $1.00 per share. In addition, Fusion Capital cannot purchase common stock under the Purchase Agreement to the extent that, following such purchase and after giving effect to such purchase, it, together with its affiliates, would beneficially own in excess of 9.9% of the outstanding shares of our common stock. At our option, we can require Fusion Capital to purchase lesser or, under certain conditions, greater amounts of common stock. We also have the right to terminate the agreement at any time without any additional cost. Notwithstanding the foregoing, in addition to the 12,386,723 shares we have reserved for issuance and/or issued as Commitment Shares under the Purchase Agreement, we may not issue to Fusion Capital more than 15,000,000 of the shares to be authorized should Proposal No. 3 be approved. Accordingly, depending upon the future market price of our common stock, we may realize less than the maximum $50,000,000 proceeds from the sale of stock under the Purchase Agreement.

         We anticipate applying any proceeds we receive from the sale of common stock under the Purchase Agreement to extend our New Brunswick facility for the production of Ampligen(R) and Alferon N Injection(R), Research and Development and for general corporate purposes."

         Pursuant to the Purchase Agreement we issued 321,751 shares as initial commitment shares and to the extent we realize the $50,000,000 we are obligated to issue up to 321,751 additional commitment shares (collectively, the "Commitment Shares").

         As of July 27, 2006, the closing bid price for our common stock on the American Stock Exchange was $2.30 per share. Assuming a price of $3.00 per share, we would be required to issue approximately 17,310,169 shares (inclusive of the Commitment Shares) under the Purchase Agreement to realize the entire $50,000,000. Depending on the prices for our common stock on the American Stock Exchange during the period of the Purchase Agreement we potentially may need to issue no more than 3,300,000 shares of our common stock from the proposed increase in authorized common shares provided for in Proposal No. 3 in order to issue the above mentioned 17,310,169 shares to Fusion Capital.

         On April 12, 2006, we had 61,964,598 outstanding shares of Common Stock. Accordingly, we cannot issue more than 12,386,723 shares (the Exchange
Cap) under the Purchase Agreement (inclusive of the Commitment Shares) without obtaining stockholder approval.

         To assure that we are in compliance with Company Guide Section 713 and to permit us to sell shares under the Purchase Agreement in excess of the Exchange Cap, we are requesting your approval of the issuance of Common Stock that could equal or exceed 20% of the outstanding shares of Common Stock (inclusive of the Commitment Shares).

         A copy of the Purchase Agreement has been filed as an exhibit to our Current Report on Form 8-K dated and filed on April 12, 2006.

Previous transaction with Fusion Capital

         In July 2005 we entered into a prior common stock purchase agreement with Fusion Capital, pursuant to which we sold an aggregate of 8,791,838 shares for total gross proceeds of $20,000,000.

Effects of issuance of the shares

         A significant number of shares will be issuable pursuant to the Purchase Agreement. To the extent that a significant number of these shares are issued, there will be a substantial pro rata dilution to our current stockholders. In addition, because these shares will be registered for public sale, such sales, or the anticipation of the possibility of such sales, represents an overhang on the market and could depress the market price of our common stock.

         If issuance of these shares is not approved by stockholders, we most likely will not be able to realize the entire $50,000,000 under the Purchase Agreement.

THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 4 TO BE IN THE BEST INTERESTS OF HEMISPHERX AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

                                     GENERAL

         Unless contrary instructions are indicated on the proxy, all shares of common stock represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted FOR the election of all Directors nominated and FOR Proposal No. 2, No. 3 and No. 4.

         The Board of Directors knows of no business other than that set forth above to be transacted at the meeting, but if other matters requiring a vote of the stockholders arise, the persons designated as proxies will vote the shares of common stock represented by the proxies in accordance with their judgment on such matters. If a stockholder specifies a different choice on the proxy, his or her shares of common stock will be voted in accordance with the specification so made.

Annual Report on Form 10-K

         Copies of the Company's Annual Report on Form 10-K/A and 10-K/A-2 for the fiscal year ended December 31, 2006, including financial statements, exhibits and any amendments thereto, as filed with the SEC may be obtained without charge upon written request to: Corporate Secretary, Hemispherx Biopharma, Inc., 1617 JFK Boulevard, Philadelphia, Pennsylvania 19103. You can also get copies of our filings made with the SEC, including the Annual Report on Form 10-K/A and 10-K/A-2, by visiting the SEC's web site at www.sec.gov.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WE URGE YOU TO FILL IN, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE PREPAID ENVELOPE PROVIDED, NO MATTER HOW LARGE OR SMALL YOUR HOLDINGS MAY BE.

                                             By Order of the Board of Directors,
                                             Ransom W. Etheridge, Secretary

     Philadelphia, Pennsylvania
     August 4 , 2006

                                                                    Appendix "A"

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                           HEMISPHERX BIOPHARMA, INC.

                            Under Section 242 of the
                    Corporation Law of the State of Delaware

The above corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That the Board of Directors of said corporation, by written consent filed with the minutes of the Board, adopted the following resolutions proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

     "Article 'FOURTH' of the Certificate of Incorporation, which sets forth the capitalization of the Company, is amended and, as amended, reads as follows:

'FOURTH. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 205,000,000 of which 200,000,000 shares shall be Common Stock of the par value of $0.001 and 5,000,000 shares shall be Preferred Stock of the par value of $0.01, with such designations, rights and preferences as may be determined from time to time by the Board of Directors.'"

SECOND: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this certificate to be signed this __ day of ___, 2006.

                                                    ----------------------------
                                                    William A. Carter, President

                           HEMISPHERX BIOPHARMA, INC.
                         ANNUAL MEETING OF STOCKHOLDERS
                               SEPTEMBER 20, 2006

           THIS PROXY IS SOLICTED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints William A. Carter and Ransom W. Etheridge and each of them, with full power of substitution, as proxies to represent the undersigned at the Annual Meeting of Stockholders to be held at the Embassy Suites, 1776 Benjamin Franklin Parkway, Philadelphia, Pennsylvania 19103, on Wednesday, September 20, 2006, at 10:00 a.m. local time and at any adjournment thereof, and to vote all of the shares of common stock of Hemispherx Biopharma, Inc. the undersigned would be entitled to vote if personally present, upon the following matters:

Please mark box in blue or black ink.

1.    Proposal No.1-Election of Directors.

      Nominees: William A. Carter, Richard C. Piani, Ransom W. Etheridge, William M. Mitchell, Iraj-Eqhbal Kiani and Steven D. Spence.

      |_| For all nominees (except as marked to the contrary below)

      |_| Authority Withheld as to all Nominees

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INIVDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME)

      William A. Carter
      Richard C. Piani
      Ransom W. Etheridge
      William M. Mitchell
      Iraj-Eqhbal Kiani
      Steven D. Spence

2. Proposal No. 2-Ratification of the selection of BDO Seidman, LLP, as independent auditors of Hemispherx Biopharma, Inc. for the year ending December 31, 2006.

      |_| For                      |_| Against                       |_| Abstain

3. Proposal No. 3 - To approve the Company's Proposal to amend the Articles of Incorporation to increase the number of authorized common shares to 200,000,000.

      |_| For                      |_| Against                       |_| Abstain

4. Proposal No. 4 - To approve the issuance of our common stock to comply with AMEX company guide section 713.

      |_| For                      |_| Against                       |_| Abstain

      In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

      THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED. THE BOARD RECOMMENDS A VOTE "FOR" ITEMS NOS. 2, 3 AND 4. IF NO CONTRARY INSTRUCTION IS GIVEN, THE SHARES WILL BE VOTED FOR THE ELECTION OF WILLIAM A. CARTER, RICHARD
C. PIANI, RANSOM W. ETHERIDGE, WILLIAM A. MITCHELL, IRAJ-EQHBAL KIANI AND STEVEN
D. SPENCE AS DIRECTORS, FOR PROPOSAL NO. 1 AND IN THE DISCRETION OF THE PROXIES ON ALL OTHER MATTERS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING.


                        Please date, sign as name appears at left, and return promptly. If the stock is registered in the name of two or more persons, each should sign. When signing as Corporate Officer, Partner, Executor, Administrator, Trustee, or Guardian, please give full title. Please note any change in your address alongside the address as it appears in the Proxy.

                              Dated:
                                    --------------------------------------------

                                    --------------------------------------------
                                                    Signature

                                    --------------------------------------------
                                                   (Print Name)

      SIGN, DATE AND RETURN PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

                                       38